Exhibit 10.1

Drug Development Advisors, LLC:  Consulting Agreement

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is effective as of June 4, 2014 (the “Effective Date”), by and between Dipexium Pharmaceuticals, Inc. (“Dipexium”) and DRUG DEVELOPMENT ADVISORS, LLC., (the “Consultant”).

RECITALS:

WHEREAS, Dipexium is actively developing pexiganan cream 0.8% (the “Product”) including, without limitation, its potential submission of a new drug application for regulatory approval in the U.S.;

WHEREAS, Dipexium is interested to retain the services of the Consultant to further development including, without limitation, with respect to the services set forth on Exhibit A attached hereto (the “Services”); and

WHEREAS, the Consultant desires to be retained by Dipexium in order to render the Services in accordance with the terms and provisions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                    SERVICES:  Dipexium hereby retains Consultant and Consultant hereby agrees to render consulting services (“Services”) to Dipexium during the term of this Agreement.  The Services shall include, but are not limited to, those duties set forth in Exhibit A hereto.  The Consultant will not perform any Services for Dipexium except as authorized or requested by Dipexium.   Consultant agrees to complete the Services in a satisfactory and workmanlike manner either directly or in collaboration with one or more sub-vendors.  Dipexium understand and agrees that certain sub-vendors, including, without limitation, Drs. Daniel Wierda and Sandi Morseth, or their respective affiliated companies, will be working as sub-vendors in the performance of Services by Consultant pursuant to this Agreement.

2.                    TERM AND TERMINATION:

a.                                      This Agreement is effective as of the Effective Date, and will terminate one year from the Effective Date (the “Termination Date”), unless terminated earlier pursuant to subsection (b) below or extended by mutual written agreement of the Consultant and Dipexium.

b.                                      This Agreement may be terminated (i) for any reason by Dipexium at any time prior to the Termination Date by giving thirty (30) days’ written notice of termination to Consultant, (ii) for cause by the Consultant at any time prior to the Termination Date by giving written notice of termination setting forth in reasonable detail the basis for the termination and providing Dipexium with thirty (30) days’ opportunity to cure, and (iii) automatically by Dipexium upon the death or disability of Consultant (in the case of disability, if any, such determination will be made by Dipexium in its sole discretion).

c.                                       Termination of this Agreement shall not affect (i) Dipexium’s obligation to pay for Services previously rendered by the Consultant or expenses reasonably incurred by the Consultant prior to the date of termination for which the Consultant is entitled to reimbursement under Section 3 of this Agreement, or (ii) the Consultant’s continuing obligations to Dipexium under Sections 5, 6, 7 and 9 of this Agreement.

d.                                      In connection with the Consultant’s Services to Dipexium, the Consultant agrees to devote its, his or her efforts to the performance of Services described in Exhibit A. Notwithstanding the foregoing, the parties hereto acknowledge that the performance of duties by Consultant to Dipexium pursuant to this Agreement shall be on a part-time basis and shall not preclude Consultant from working on other matters for projects which involve products which are not directly or indirectly in competition with the Product in compliance with the non-competition provisions of Section 7 of this Agreement.

3.                    COMPENSATION:

a.                                      As compensation for the Services to be rendered pursuant to this Agreement, the Consultant shall pay to Consultant the sum of $375 per hour, to be paid monthly following the performance of the Services within 30 days after a detailed invoice is provided showing Services provided; provided, however, that such rate shall apply to that portion of the Services rendered by Dr. Jack H. Dean and the parties hereto will mutually agree in good faith on the hourly rate to be paid to sub-vendors, if any, at any time or from time to time during the term of this Agreement.  Dipexium shall pay a retainer fee of $10,000 upon execution of this Agreement (the “Retainer Fee”).  The Retainer Fee shall be credited against the last invoice submitted by Consultant to Dipexium for services rendered by Consultant pursuant to this Agreement.  Except as set forth in any amendment to this Agreement, Consultant shall not be entitled to any other compensation or benefits for the Services.

b.                                      Dipexium shall reimburse the Consultant and any sub-vendors of Consultant, in each case, for actual travel and other out-of-pocket expenses performed pursuant to Dipexium’s express written request, reasonably incurred up to a pre-approved amount, after submission of reasonably detailed invoices documenting such expenses.  Consultant is responsible for all other travel and other out of pocket expenses incurred in connection with this agreement.

4.                    RELATIONSHIP OF THE PARTIES; NO CONFLICTS:

a.                                      Notwithstanding any provision of this Agreement to the contrary, the Consultant is and shall at all times be an independent contractor and not an employee, agent, partner, or joint venture of Dipexium.  The Consultant shall have no right under this Agreement, or as a result of its, his or her consulting services to Dipexium, to participate in any other employee, retirement, insurance or other benefit program of Dipexium, nor will Dipexium make any deductions from the Consultant’s compensation for taxes, the payment of which shall be solely the Consultant’s responsibility.

b.                                      The Consultant shall pay, when and as due, any and all taxes incurred as a result of its, his or her compensation hereunder, including estimated taxes, and if requested by Dipexium, provide Dipexium with proof of said payments.  Notwithstanding any provision of this Agreement to the contrary, the Consultant further agrees to indemnify and hold harmless Dipexium and its employees, agents and representatives to the extent of any obligation imposed on Dipexium: (i) to pay withholding taxes or similar items; or (ii) resulting from the Consultant being determined not to be an independent contractor.

c.                                       The Consultant represents and warrants that (a) neither this Agreement nor the performance thereof will conflict with or violate any obligation of the Consultant or right of any third party; (b) the Consultant is responsible for providing workers’ compensation coverage for any employees of the Consultant assisting with the Services; (c) the Consultant is solely responsible for compensating such employees, if any; (d) the Consultant has obtained all licenses or certifications necessary to perform the Services; and (e) the Consultant shall comply with all applicable laws in the performance of the Services.

5.                    NONDISCLOSURE OF CONFIDENTIAL INFORMATION:

a.                                      The Consultant recognizes and acknowledges that certain knowledge and information which it, he or she will acquire or develop relating to the business of Dipexium, including, without limitation, any financial information, business plans, preclinical/clinical and product development plans, strategies, business forecasts, sales and merchandising materials, patent disclosures, patent applications, structures, models, techniques, know-how, trade secrets, processes, compositions, formulations, compounds and apparatus relating to the same and other proprietary information related to the current, future and proposed products and services of Dipexium (collectively, “Confidential Information”) are the valuable property of Dipexium.

b.                                      The Consultant covenants and agrees that, without the prior written consent of Dipexium, the Consultant will not use, disclose, divulge or publish any Confidential Information at any time during the term hereof or thereafter except as may be necessary to perform the Services; provided, however, that the Consultant shall not be obligated to treat as confidential, any Confidential Information that the Consultant can prove through its own written documentation that (i) was publicly known at the time of disclosure to the Consultant, (ii) became publicly known or available thereafter other than by means in violation of this Agreement or any other duty owed to Dipexium by the Consultant, or (iii) was lawfully disclosed to the Consultant by a third party.  In the event a court or governmental agency legally compels Consultant to disclose Confidential Information, Consultant shall promptly inform Dipexium of the compelled disclosure, so that Dipexium may seek a protective order or other remedy or waive compliance with this Agreement, or both.  Consultant shall limit any compelled disclosure of Confidential Information to that legally required.

c.                                       The Consultant agrees that any disclosure of Confidential Information will only be such as is reasonably necessary to the performance of the Services and will only be to its employee’s and assistants, if any, who are bound by written agreements with Consultant to maintain the Confidential Information in confidence.

d.                                      The Consultant agrees not to disclose to Dipexium, or use in connection with the Consultant’s efforts for Dipexium, any Confidential Information belonging to any third party, including the Consultant’s prior employers, or any prior inventions made by him or her and which Dipexium is not otherwise legally entitled to learn of or use.

e.                                       Upon termination of its, his or her service hereunder, the Consultant agrees to promptly deliver to Dipexium, all Confidential Information in its, his or her possession that is written or other tangible form (together with all copies or duplicates thereof, including computer files), and all other property, materials or equipment that belong to Dipexium, its customers, its prospects or its suppliers.  The Consultant agrees to abide by the confidentiality provisions of this Agreement for a period of five (5) years following any termination or expiration of this Agreement.

6.                    INTELLECTUAL PROPERTY:

a.                                      “Intellectual Property” includes any and all new or useful art, discovery, improvement, technical development, or invention, whether or not patentable and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artworks, software or other copyrightable or patentable work, that the Consultant, solely or jointly with others, makes, conceives or reduces to practice that resulted from the Consultant’s Services for Dipexium under this Agreement.  All right, title and interest of every kind and nature whatsoever in and to the Intellectual Property made, discussed, developed, secured, obtained or learned by the Consultant during the term of this Agreement, or the 60-day period immediately following termination of this Agreement, are hereby assigned to Dipexium, and shall be the sole and exclusive property of Dipexium for any purposes or uses whatsoever, and shall be disclosed promptly by the Consultant to Dipexium.

7.                                      Non-Solicitation and Avoidance of Conflicts:

a.                                      During the term of this Agreement, the Consultant agrees that, without the prior written consent of Dipexium, the Consultant will refrain from performing any services for any person or entity engaged in what might be considered competition with the product(s) being developed by Dipexium.

b.                                      The parties acknowledge that the foregoing restrictions placed upon the Consultant are necessary and reasonable in scope and duration and are a material inducement to Dipexium to execute, deliver and perform its obligations arising under or pursuant to this Agreement, and that despite such restrictions the Consultant will be able to earn its, his or her livelihood and engage in its, his or her profession during the term of this Agreement.

8.                                      Employment of Assistants:

Should the Consultant deem it necessary to employ assistants to aid it, him or her in the performance of the Services, the Consultant shall so notify Dipexium and obtain Dipexium’s prior written consent.  The parties agree that Dipexium will not direct, supervise, or control in any way such assistants to the Consultant in their performance of Services.  The parties further agree that such assistants are employed solely by the Consultant, and that it, he or she alone is responsible for providing workers’ compensation insurance for its, his or her employees, for paying the salaries and wages of its, his or her employees, and for ensuring that all required tax withholdings are made.  Consultant further represents and warrants that it, he or she maintains workers’ compensation insurance coverage for its, his or her employees and acknowledges that it, he or she alone has responsibility for such coverage.  Consultant shall impose upon such assistants the same confidentiality obligations as contained in this Agreement.

9.                                      Indemnification:

a.                                      To the fullest extent permitted by Dipexium’s bylaws and applicable law, Dipexium shall indemnify, defend and hold harmless the Consultant from and against losses and expenses (including reasonable attorneys’ fees, judgments, settlements and all other costs, direct or indirect) actually and reasonably incurred by reason of, or based upon, any threatened, pending or completed action, suit, proceeding, investigation or other dispute relating or pertaining to any alleged act or failure to act within the course and scope of the Services, provided that the Consultant was not in breach of this Agreement, acted in good faith and in a manner the Consultant reasonably believed to be in the best interests of Dipexium and, if any criminal proceedings are involved, had no reasonable cause to believe the Consultant’s conduct was unlawful.  Dipexium’s obligations under the foregoing sentence are conditioned upon the Consultant:  (a) providing Dipexium with prompt notice of any such claims; (b) allowing Dipexium to control the defense and settlement of such claims; (c) providing Dipexium with the information and assistance necessary for such defense and settlement of the claims; and (d) not entering into any settlement with respect to such claims without the express written consent of Dipexium.  Dipexium’s obligation to advance expenses or provide indemnity hereunder shall be deemed satisfied to the extent of any payments made by an insurer on behalf of Dipexium or Consultant.

b.                                      The Consultant also agrees and undertakes to repay defense costs and expenses, including attorneys’ fees, reasonably incurred in defending against any such claim which may be advanced by Dipexium prior to the final disposition of any proceeding relating to such claim, if a court of competent jurisdiction ultimately shall determine that the Consultant is not entitled to indemnification pursuant to this Agreement or the indemnification is not consistent with any applicable law or regulation.

c.                                       The Consultant agrees to indemnify, defend, and hold Dipexium free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, attorneys’ fees, and costs, that Dipexium may incur as a result of a breach by Consultant of any representation or covenant contained in this Agreement.

10.                               RIGHTS AND REMEDIES UPON BREACH: If the Consultant breaches or threatens to commit a breach of any of the provisions of Sections 5, 6 or 7 of this Agreement (the “Protective Covenants”), Consultant agrees that such breach or threatened breach of the Protective Covenants would cause irreparable injury to Dipexium and that money damages would not provide an adequate remedy to Dipexium.  Dipexium shall also have any other rights and remedies available to Dipexium under law or in equity.

11.                               MISCELLANEOUS:

a.                                      This Agreement shall be governed in all respects by the laws of the State of Arizona, without regard to any provisions thereof relating to conflict of laws among different jurisdictions.

b.                                      The parties agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration before a single neutral arbitrator to be held in New York County, New York,  in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”).  The arbitrator may grant injunctions or other relief in such dispute or controversy, and may award the prevailing party its counsel fees and expenses in accordance with applicable law.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.  Notwithstanding the AAA’s rules, the parties may take discovery in accordance with Arizona Code of Civil Procedure.  Nothing in this paragraph shall prohibit or limit the parties from seeking provisional remedies (including injunctive relief) in lieu of or in addition to arbitration at any time directly from a court of competent jurisdiction, pursuant to New York Civil Procedure Law and Rules or any similar statute of an applicable jurisdiction.

c.                                       This Agreement is the entire agreement of the parties with respect to the Services to be provided by the Consultant and supersedes any prior agreements between the parties with respect to the subject matter of this Agreement.  This Agreement may only be amended in writing by Dipexium and the Consultant and their respective permitted successors and assigns.

d.                                      The Consultant may not assign, subcontract or otherwise delegate its, his or her obligations under this Agreement without Dipexium’s prior written consent.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

e.                                       Either party’s failure to enforce any right resulting from a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

f.                                        All notices required or permitted to be given by one party to the other under this Agreement shall be sufficient if sent by either certified mail return receipt requested, nationally recognized courier, facsimile or hand delivery to the parties at the respective addresses set forth below or to such other address as the party to receive the notice has designated by notice to the other party.  All notices shall be effective (i) when delivered personally, (ii) when transmitted by telecopy, electronic or digital transmission with receipt confirmed, (iii) the business day when delivered by a nationally recognized courier, or (iv) upon receipt if sent by certified or registered mail.

Consultant:	Jack H. Dean, Ph.D., DABT, Fellow ATS
Drug Development Advisors, LLC
10331 N. Wild Creek Drive
Oro Valley, AZ 85742
Office: 520-544-3842
Cell: 520-465-6114
Email: jackdean977@gmail.com

Dipexium:
Dipexium Pharmaceuticals, Inc.
61 Broadway, Suite 1905
New York, New York 10006
Office: (212) 269-2834

Attention:  CEO.      If any of the provisions of this Agreement are found to be invalid under an applicable statute or rule of law, they are to be enforced to the maximum extent permitted by law and beyond such extent are to be deemed omitted from this Agreement, without affecting the validity of any other provision of this Agreement.

h.                                      This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

i.                                          The covenants, representations and warranties in this Agreement shall survive the termination of this Agreement.

j.                                         This Agreement may be executed by facsimile or pdf file, which will be deemed an original.

k.                                      Consultant hereby acknowledges that Consultant has been encouraged to consult with legal counsel (at Consultant’s own expense) prior to executing this Agreement.

Having understood and agreed to the foregoing, Dipexium and the Consultant have signed this Agreement as of the day and year written above.

DIPEXIUM PHARMACEUTICALS, INC.		Drug Development Advisors, LLC

By:	/s/ David P. Luci	By:	/s/ Jack Dean

Name:	David P. Luci	Name:	Jack Dean, Ph.D., DABT, FATS

Title:	President & CEO	Title:	President

Dated:	June 4, 2014	Dated:	June 4, 2014

EXHIBIT A

DUTIES OF CONSULTANT & TIMELINE

1.                                      Manage and participate in the review of the NDA preclinical dossier, individual non-clinical toxicology study reports and pertinent FDA correspondence for pexiganan acetate to be provided to assure NDA readiness.  Determine if the data are correctly represented in the NDA or other regulatory document, and prepare a list of questions, deficiencies or concerns that might be anticipated during review by a regulatory agency.  Develop a summarized written critique of these studies to identify issues, gaps or clarifications needed and develop an action plan of recommendations to fill gaps (i.e., additional studies if required, a position paper(s) or a response to an anticipated question). Participate in a teleconference/ WebEx(s) to discuss any findings and to finalize the action plan and recommendations.

2.                                      The consulting time estimated to complete this project is approximately 48 hours.  If additional time is required it must be mutually agreed in writing between Dipexium and the Consultant.  It is anticipated that the consultant is available to perform these services during June 2014 and that the project can be completed to include a final report in July 2014.

TIMELINE

The timeline to start this project as agreed is June 2014 and completion is anticipated in July 2014.  The Consultant believes that it, together with the sub-vendors,  can accomplish the nonclinical New Drug Application readiness review for the Pexiganan Dossier during this period. More detailed timelines will be prepared and agreed between the parties during the term of this Agreement. This may include, without limitation, a more detailed timeline to review all the documents, prepare the critiques and action plan, develop a list of anticipated questions from the FDA and draft answers, conduct the conference(s) and prepare the final recommendations.